                                                                  EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT


       This Employment Agreement ("Agreement") is entered into this 16th day of August, 2000, by and between Regina Campbell (the "Executive") and
APACHE MEDICAL SYSTEMS, INC. (the "Company").

       WHEREAS, the Company wishes to retain the services of the Executive, and

       WHEREAS, Executive desires to be employed by the Company,

       NOW, THEREFORE, in consideration of the promises and mutual agreements made herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

       1. Employment Term. Subject to Sections 6 and 7, the term of this Agreement and Executive's employment hereunder shall be from September 15, 2000 through September 15, 2002. Should the Parties wish to extend this Agreement and Executive's employment beyond September 15, 2002, the Parties shall enter into a renewal agreement delineating the terms and conditions of Executive's employment no later than July 14, 2002.

       2. Employment Duties. Executive will serve as Vice President and General Counsel of the Company subject to the direction of the Chief Executive Officer and the Board of Directors. Executive shall be fully responsible for all facets of the Company's legal function, including the supervision and management of outside counsel. Executive agrees to perform and discharge the duties assigned to her to the Company's reasonable satisfaction. In performing such duties, Executive agrees to comply fully with all of the Company's policies and standards and to follow the lawful instructions and directives of the Chief Executive Officer and Board of Directors. Executive agrees to devote her full professional time, skills and best efforts to the business of the Company and will not, during the term of this Agreement, engage (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written authorization of the Chief Executive Officer or the Board of Directors.

       3.   Compensation.

            (a). Base Annual Salary. For all services rendered by Executive under this Agreement, the Company will pay Executive an annual base salary of $168,000, commencing September 15, 2000, and $180,000, commencing September 15, 2001, in equal semi-monthly installments, which shall be subject to review annually by the Compensation Committee of the Board of Directors. The Company shall withhold federal and state income and employment taxes from the salary amounts it disburses to Executive under this Section.

            (b). Performance Bonus. Executive may be eligible to receive an annual performance bonus equal in amount to no less than 25% and no more than 50% of Executive's then-current base salary based on the Company's achievement of certain revenue and operating profit targets, such targets to be recommended by the Company's senior staff, subject to final approval by the Company's Board of Directors.

       4.   Benefits.


            (a). Executive will be entitled during the term of this Agreement to four (4) weeks paid vacation and sick leave benefits as provided by the Company's standard policies. Additionally, Executive shall be entitled during the term of this Agreement to other benefits as may be provided from time to time by the Company to its employees if and when she meets the eligibility requirements for such benefits. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees and their dependents.

            (b). The Company shall reimburse Executive for all reasonable expenses incurred in connection with the performance of her duties under this Agreement pursuant to the Company's standard business expense reimbursement policies.

            (c). The Company shall reimburse Executive up to $2,000 annually for the cost of Executive's California state bar dues and Executive's attendance at a continuing legal education program(s) for up to three business days each year. Additionally, the Company will reimburse Executive for the reasonable travel expenses that she incurs as a result of her participation in such programs.

       5. Stock Options. Upon Executive's execution of this Agreement, Executive will be eligible to receive an option to purchase from the Company each year a minimum of 20,000 shares of the Company's common stock (such option, together with any options previously granted to Executive by the Company, shall be referenced herein as the "Incentive Stock Options") in accordance with the provisions and requirements of the Incentive Stock Option Agreement attached as
Exhibit 1 to this Agreement (the "Incentive Stock Option Agreement") and the APACHE Medical Systems, Inc. Employee Stock Option Plan (the "Stock Option Plan").

       6.   Termination.

            (a). By the Company For Cause. The Company may terminate this Agreement and Executive's employment for cause at any time without notice. For purposes of this Agreement, "cause" shall mean the Executive's (i) commission of an action against or in derogation of the interests of the Company which constitutes an act of fraud, dishonesty, or moral turpitude, or which, if proven in a court of law, would constitute a violation of a criminal code or similar law; (ii) by reason of mental or physical incapacity or disability, becoming unable to perform the essential functions of her position for a period of ninety (90) days; (iii) material breach of any material duty or obligation imposed upon the Executive by the Company; or (iv) divulging the Company's confidential information. If the Executive's employment is terminated pursuant to this Section 6(a), the Company's obligations under this Agreement shall cease, and, except as required by applicable law, Executive shall forfeit all rights to receive any other compensation or benefits under this Agreement, except that she shall be entitled to her base salary for services rendered through the date of termination and accrued but unpaid vacation benefits through the effective date of termination. Additionally, Executive shall be entitled to any shares resulting from the exercise of vested Incentive Stock Options, provided that such options have been exercised either prior to or at the time the Company notifies her of her termination. Termination of the Executive pursuant to this Section 6(a) shall not relieve her of her obligations under Sections 8, 9, and 10.

            (b). By the Company Without Cause. The Company may terminate this Agreement and Executive's employment without cause by providing Executive thirty
(30) days written notice, provided that in the event of such termination, Executive shall be entitled to all vested Incentive Stock Options and continuation of her salary and Company-paid health benefits for nine (9) months after the effective date of her termination. The Company will also continue Executive's life insurance and disability benefits at the Company's expense during this nine (9) month period to the extent that the terms of its group insurance policies and/or plans extend coverage to non-employees. Additionally, any Incentive Stock Options that would have vested in the three (3) months after the effective date of Executive's termination will be accelerated to, and vest on, the effective termination date. Executive's vested Incentive Stock Options may be exercised within three (3) months after the effective date of her termination.

            (c). By the Executive. Executive may terminate this Agreement and her employment with the Company upon sixty (60) days written notice to the Company. In that event, the Company's obligations under this Agreement shall cease, and Executive shall be treated for all purposes as if the Company had terminated her employment for cause pursuant to Section 6(a).

            (d) Material Change in Responsibilities. Should the Company materially change Executive's responsibilities, Executive may provide the Company thirty (30) days written notice of her objection to such change. The Company shall be afforded sixty (60) days from receipt of such notice to respond to and cure Executive's objection(s). Should the Company fail to restore Executive's responsibilities in full during this sixty (60) day period, Executive shall be entitled to resign and such resignation for purposes of salary and benefit continuation and vesting, shall be treated as a termination without cause as defined in Section 6(b).

For purposes of this Section, a "material change in responsibility" shall mean a material change in her duties or authority.

            (e) Selection of Chief Executive Officer. In the event that the Board of Directors selects a new Chief Executive Officer, other than Executive or William A. Knaus, MD, during the term of this Agreement, Executive shall notify the Board in writing of any objections she may have to the newly elected Chief Executive Officer within sixty (60) days of his or her selection. The Board shall thereafter be afforded forty-five (45) days to resolve and redress Executive's concerns. Should the Board fail to redress Executive's objections to her satisfaction, Executive may resign her employment and receive the salary and continuation of her benefits as provided in Section 6(b).

            (f) Opposition to Unlawful Conduct. Should Executive reasonably and in good faith believe that the Company is engaging, or about to engage, in unlawful conduct, Executive shall notify the Board of her belief and, working with the Board, shall use her best efforts to terminate or prevent such conduct. Should the Board fail to address Executive's concerns to her satisfaction within thirty (30) days of receiving such notice, Executive shall be entitled to resign and such resignation, for purposes of salary and benefit continuation and vesting, shall be treated as a termination without cause as defined in Section 6(b).

       7.   Termination Due to Change in Control.

            (a). Defined. For purposes of this Agreement, a "change in control" is: (1) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of thirty percent (30%) or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally; (2) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than thirty percent (30%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities; (3) a liquidation or dissolution of the Company; or (4) the sale of all or substantially all of the Company's assets.

            (b). In the event that a change in control results in either an involuntary termination of Executive through elimination of her position or transfer of Executive to a location outside of a 50-mile radius of the Company's office at 1650 Tysons Boulevard in McLean, Virginia, Executive shall be entitled to all Incentive Stock Options which have vested or are otherwise due to vest pursuant to

Section 10 of the Executive's Incentive Stock Option Agreement with the Company, and continuation of her salary and Company-provided health, disability and life insurance benefits for nine (9) months as provided in Section 6(b).

            (c). In the event of Executive's termination pursuant to Section 7(b), Executive may, at her sole option, elect to receive payment of her nine
(9) months salary in the form of a lump sum distribution, less applicable withholdings, which shall be payable within twenty (20) days of the effective date of her termination. Executive's election to such a lump sum distribution shall not diminish Executive's obligations under Sections 8, 9 and 10.

            (d). A "change in control" will not affect or diminish Executive's rights and obligations under any provision of this Agreement, including, without limitation, Sections 8, 9 and 10.

       8. Confidentiality. In the course of performing her duties under this Agreement, Executive will have access to "Confidential Information." Executive agrees and acknowledges that this Confidential Information constitutes a valuable and unique asset of the Company and that its protection is of critical importance to the Company. To ensure that such Confidential Information is not disclosed or divulged to third persons, Executive agrees as follows:

            (a). that Confidential Information is owned by the Company and is to be held by Executive in trust and solely for the benefit of the Company;

            (b). that she shall not disclose or otherwise make available such Information to any person or entity without the prior written authorization of the Board of Directors of the Company, except as necessary for the performance of Executive's services under this Agreement;

            (c). that she shall not in any way utilize such Confidential Information for the gain or advantage of Executive or others or to the detriment of the Company; and

            (d). that upon termination of this Agreement, she shall promptly return any and all such Confidential Information to the Company and shall continue to abide by the confidentiality provisions of this Section.

       For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, information that has been created, discovered, developed, or otherwise become known to APACHE (including, without limitation, information created, discovered, developed, or made known by Executive during the period of this Agreement) and/or in which property rights have been assigned or otherwise conveyed to APACHE, which information has commercial value in the business in which APACHE is or may become engaged. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, structures, formulas, data and know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about APACHE's employees and/or consultants (including without limitation, the compensation, job responsibility and job performance of such employees and/or consultants). Additionally, Confidential Information shall include certain information that has been made known to APACHE from third parties, including, but not limited to, patient identifying information, physician identifying information, information that would link a client's name to individual data, and any information protected by a confidentiality agreement or terms and conditions of an agreement regarding confidentiality.

       9. Non-Competition. Executive agrees and acknowledges that the Company has a legitimate and necessary interest in protecting its goodwill, customer and client relationships, and Confidential Information. Consistent with that interest, Executive agrees that during the term of this Agreement and for a period of nine (9) months following the expiration or any earlier termination of this Agreement and her employment hereunder (collectively, the "Restricted Period"), she will not, directly or indirectly, own, manage, control, participate in, consult with, render services to or otherwise engage in any Competitive Business, or solicit or assist any other person to engage in any Competitive Business. For purposes of this Agreement, "Competitive Business" is defined as (a) all entities and/or individuals with whom the Company has a contract to provide support and services; (b) entities and/or individuals that the Company has identified on its key prospect list at the time Executive receives notice of her termination; and/or (c) any other business engaged in developing, selling, licensing or otherwise merchandising computer programs, databases and related manuals, service and/or know-how for the purpose(s) of:
(i) managing the quality and utilization of patient care or related services using outcomes management applications; or (ii) assessing and/or predicting mortality and other treatment outcomes of hospital patients or outpatients; or
(iii) otherwise recording patient health factors in connection with predicting their treatment, managing clinical productivity or containing costs through the use of outcomes management applications. Ownership of not more than three percent (3%) or the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market shall not constitute ownership of a Competitive Business within the meaning of this provision. If the Company expands, diminishes and/or changes the scope of its business during the term of this Agreement, the definition of Competitive Business hereunder will be considered automatically revised to incorporate any such expansion, diminution and/or change.

       10.  Non-Solicitation.


            (a). Executive agrees that during the Restricted Period she will not, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit Competitive Business from any individual or entity that was a customer of the Company at any time during the six (6) month period immediately prior to Executive's termination of employment with the Company.

            (b). Executive agrees that during the Restricted Period she will not, directly or indirectly, without the prior written consent of the Company, solicit or induce any individual who is at that time, or was at any time during the preceding six (6) months, an employee of the Company to leave the employ of the Company or hire for any purpose any employee of the Company.

       11. Remedies. Executive agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 8, 9 and 10 would cause irreparable injury to the Company, that the remedy at law for such violation or threatened violation would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

       12. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

       If to the Company:            William A. Knaus, MD
                                     Chief Executive Officer
                                     APACHE Medical Systems, Inc.
                                     1650 Tysons Boulevard
                                     McLean, VA  22102-3915

       Notice to Executive:          Ms. Regina Campbell

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       Executive shall notify the Company by certified mail of any change in her address, and thereafter, the Company shall forward any notices under this Agreement to Executive at such new address.

       13. Entire Agreement. This Agreement embodies the entire agreement of the Parties relating to Executive's employment and supersedes all prior agreements, oral or written. No amendment or modification of this Agreement shall be valid or enforceable unless made in writing and signed by the Parties.

       14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business or any entity to which the Company may assign its rights and obligations under this Agreement; provided, however, that the obligations of the Executive are personal and shall not be assigned or delegated by her.

       15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

       16. Severability. Should one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, such provisions or portions thereof shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement or portions thereof shall nevertheless be valid, enforceable and remain in full force and effect. The Company's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity.



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REGINA CAMPBELL                                APACHE MEDICAL SYSTEMS, INC.


                                               By:
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